Exhibit 4.8

This Share Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Registrant. The representations, warranties and covenants contained in the Share Purchase Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Share Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Share Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or any other party to the Share Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

SHARE PURCHASE AGREEMENT

BY
AND
AMONG

B.E.A. HOTELS N.V.

AND

PARK PLAZA HOTELS LIMITED

AND

PARK PLAZA HOTELS EUROPE HOLDINGS B.V.
as Buyer

TABLE OF CONTENTS

SECTION №		CONTENT

1	-	The Preamble, Annexes & Headings
2	-	Definitions and Terms
3	-	The Transaction
4	-	Deferred Consideration
5	-	Additional Provisions Relating to the PPHL Shares
6	-	Representations and Warranties of PPHL and the Buyer
7	-	Representations and Warranties of Seller
8	-	Disclaimer
9	-	Closing and Consummation
10	-	Post-Closing Events
11	-	Taxation
12	-	Term and Termination
13	-	Miscellaneous

SHARE PURCHASE AGREEMENT

Made and entered into as of this 29th day of December, 2010

By and among

1.
B.E.A. Hotels N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands, with its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, having its registered office at Keizersgracht 241, 1016 EA Amsterdam, the Netherlands and registered with the Dutch Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel) with nr. 33300462 (“Seller”);

and

2.
Park Plaza Hotels Limited, a company registered in Guernsey (registration no 47131), with a registered office at 1st and 2nd Floors, Elizabeth House, Les Ruettes Brayes, St. Peter Port, Guernsey GY1 1EW, Channel Islands (“PPHL”); and

3.
Park Plaza Hotels Europe Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with a statutory seat in Amsterdam, the Netherlands having its registered office at Vinoly Tower, Claude Debussylaan 14, 1082 MD Amsterdam the Netherlands and registered with the Dutch Trade Register under number 34177989 and a controlled indirect subsidiary (100%) of PPHL (the “Buyer” and together with PPHL, the “Park Plaza Group”).

(each of Buyer, PPHL, and Seller, a “Party” and collectively, the “Parties”).

WHEREAS, PPHL, indirectly through its wholly owned and controlled (100%) subsidiary(ies) (each, a “Park Plaza Holding Subsidiary”), and Seller are the sole shareholders of: (i) Grandis Netherlands Holdings B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Grandis”); (ii) Victoria London Hotel Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Victoria”); and (iii) Riverbank Hotel Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Riverbank”, and together with Grandis and Victoria, the “Purchased Companies” and each one, individually, a “Purchased Company”), and the shareholding of Seller in each of the Purchased  Companies are as set forth on Exhibit A; and

WHEREAS, Grandis wholly owns and, through a wholly-owned subsidiary, operates the asset known as the Sherlock Holmes Park Plaza Hotel located at 108 Baker Street, London W1U 6LJ, England (the “Sherlock Hotel”); and

WHEREAS, Victoria wholly owns and, through a wholly-owned subsidiary, operates the asset known as the Victoria Park Plaza Hotel located at 239 Vauxhall Bridge Road, London SW1V 1EQ, England (the “Victoria Hotel”); and

WHEREAS, Riverbank wholly owns and, through a wholly-owned subsidiary, and operates the asset known as the Riverbank Park Plaza Hotel, including a four-star deluxe hotel known as Riverbank Park Plaza and a five star all-suite hotel known as Plaza on the River – Club and Residence, located at 12-18 Albert Embankment, London SE1 7SP, England (the “Riverbank Hotel”, and together with the Sherlock Hotel and the Victoria Hotel, the “Hotels”, and each one individually, a “Hotel”); and

WHEREAS, Seller has provided the Seller’s Shareholders Loans (as defined below) to each of the Purchased Companies; and

WHEREAS, Seller desires to assign, transfer and sell to Buyer, and Buyer desires to acquire from Seller all of Seller’s shareholdings in each of the Purchased Companies and each of the Seller’s Shareholders Loans provided by Seller to each of the Purchased Companies, all in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	The Preamble, Annexes & Headings

1.1.	The Preamble to this Agreement forms an integral part hereof and shall be binding upon the parties as the Agreement itself.

1.2.	The Schedules and Exhibits to this Agreement and the Ancillary Agreements (as defined below) constitute an integral part hereof.

1.3.	The headings of the Sections in this Agreement are for convenience of reference only and shall not affect or limit in any way the interpretation or construction of the provisions of this Agreement.

2.	Definitions and Terms

2.1.	The following expressions and terms shall have the meaning as hereinafter defined, unless the context otherwise requires:

“Aareal Bank ”	-
means Aareal Bank, AG, a bank established as an Aktiengesellschaft duly organized and existing under the laws of the Federal Republic of Germany, having its principle place of business at Paulinenstrasse 15, D-65189 Wiesbaden, Germany.

“Aareal Bank Adjustment Notices”	-	shall have the meaning set forth in Section 3.3 hereof.

“Aareal Bank Facility Agreement”	-
means the Facilities Agreement dated 23 November, 2010, by and among inter alia Aareal Bank  as Original Lender, Agent, Security Trustee and Hedge Counterparty (as defined therein), and by Grandis, Victoria, and Riverbank, collectively, as borrowers, in the aggregate amount of GBP 165,000,000 relating to the refinancing of the Hotels.

“Aareal Bank Release and Consent”	-	means the Deed of Release and Consent by and between Aareal Bank, Elbit Imaging, Seller, PPHL and Buyer in the form attached hereto as Exhibit B.

“Aareal Swap Loan”	-
means the amount owing to Aareal Bank by the Purchased Companies under the terms of the financing of the Close-Out costs arrangement dated 23 November, 2010, as of the date of such arrangement in the amount of GBP 14,415,000 (at closing) and provided in connection with the Aareal Bank Facility Agreement.

“Affiliate”	-	with respect to any particular Person means any Person directly or indirectly Controlling, Controlled by or under common Control with such particular Person.

“Agreement”	-	means this agreement, the Exhibits and the Schedules hereto.

“Ancillary Agreements”	-
means the Loan Agreements, the Assignment and Assumption Agreement, all the other documents required to be delivered at Closing hereunder, and any other documents or agreements executed and/or delivered in connection with the Transaction contemplated hereby.

“AIM”	-	means AIM, a market operated by the London Stock Exchange Plc.

“Assignment and Assumption Agreement”	-	has the meaning set forth in Section 3.1 hereof.

“Business Day”	-	means a day other than (i) Saturday and Sunday; and (ii) any day on which banks located in England, the Netherlands and Israel are open for business.

“Buyer”	-	has the meaning set forth in the Preamble.
“Call Option”	-	has the meaning set forth in Section 4.7

“Closing”	-	means the closing and consummation of the Transaction in accordance with Section 9 hereof.

“Closing Conditions”	-	means the conditions required to be satisfied in order for the Closing to occur, as set forth in Sections 9.2, 9.3 and 9.4 hereof.

“Closing Date”	-	shall have the meaning ascribed to it in Section 9.1 hereof.

“Consideration”	-
means the aggregate consideration to be tendered and/or paid (as applicable) by Buyer and PPHL hereunder for Seller’s transfer to Buyer of the Purchased Shares and the Seller’s Shareholder Loans in an aggregate amount of GBP 21,000,000, payable in accordance with the terms of this Agreement.

“Control”	-	means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Corporate Guarantee”	-
means that certain guarantee dated 25 November, 2010 provided by Elbit Imaging and PPHL in favor of Aareal Bank in connection with the Aareal Bank Facility Agreement and relating to the Sherlock Hotel.

“Determining Factor”	-
means:- (1)  if  the PPHL Market Price during the Measurement Period is 5.00 GBP or more (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL) – the number of PPHL Shares sold by the Seller  during the Measurement Period (if any). The PPHL Market Price for the purposes of this part (1) shall be deemed to be 5.00 GBP or more if the PPHL Market Price during 90 consecutive dealing days in the Measurement Period following the lapse of the Lock-Up Period is 5.00 GBP or more; and (2)  in all other cases – (A) if Seller has sold all or some of the PPHL Shares at a price per share of 5.00 GBP or more  (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL) during the Measurement Period –the number of PPHL Shares sold by the Seller at a price per share of 5.00 GBP or higher  prior to the Settlement Date; and (B)  in all other cases in under this part (2) – zero.

“Elbit Guarantees”	-	means the Corporate Guarantee and the Swap Guarantee granted to Aareal Bank by Elbit Imaging.

“Elbit Imaging”	-
means Elbit Imaging Ltd., a company organized under the laws of the State of Israel and having an office and principal place of business at 2 Weitzman Street, Tel-Aviv 64239, Israel, and the ultimate parent company of the Seller.

“Elbit’s Indemnification”	-
means those certain indemnification obligations granted by: (i) Seller to Southern Hotels Holding & Investment B.V. (“Southern”), pursuant to that certain Deed of Indemnity dated August 29, 2000, as amended by that certain letter from Seller to Southern dated December 5, 2010 (the “Southern Indemnification”); and (ii) Seller and Elscint Limited, an Israeli company and an Affiliate of Seller, jointly and severally, to Park Plaza Hotel Europe Ltd. and Buyer (and together with Southern, the “Beneficiary Indemnitees”) pursuant to that certain letter from Seller and Elscint Ltd. to such parties dated February 28, 2006, in connection with a Facility Agreement entered into on February 2006 by and among Buyer, the Purchased Companies, Goldman Sachs International (as arranger), the Financial Institutions listed in parts 1 and 2 of schedule 1 (as original lenders) of such agreement, Goldman Sachs Credit Partners (as agent), and Goldman Sachs Credit Partners (as Security Agent) (the “Goldman Facility Agreement” and the related indemnification obligations pursuant to such letter, the “Goldman Indemnification”).

“Encumbrances”	-
means any and all third party rights, including, without limitation, preemptive rights, rights of first refusal, rights of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders' agreement, or any other right or restriction on the use, enjoyment, transfer or sale of the asset, liens, pledges, debts, attachments, mortgages, preferential rights, encumbrances and limitations, tax pledges or lawsuits, disputes and/or court proceedings and/or any agreements with third parties which may impede, impair or restrict the free and unfettered use, enjoyment and possession of the relevant asset or any part thereof.

“GBP” or “£”	-	means the British pound, the legal currency in the United Kingdom.

“Grandis”	-	has the meaning set forth in the Preamble.

“Hotel” or “Hotels”	-	has the meaning set forth in the preamble.

“Loan Agreements”	-
means the (i) Loan Agreement between Buyer as borrower, Seller as lender and PPHL as guarantor, in the principal amount equal to GBP 8,000,000 (and denominated in Euro), dated as of the Closing Date, providing for repayment in quarterly installments attached hereto as Exhibits C-1 (the “Installment Loan Agreement”); and (ii) Loan Agreement between Buyer as borrower, Seller as lender and PPHL as guarantor, in the principal amount equal to GBP 8,000,000 (and denominated in Euro), dated as of the Closing Date, providing for repayment of the principal amount on the third anniversary of the Closing and interest in quarterly installments attached hereto as Exhibit C-2 (the “Balloon Loan Agreement”).

“Material Adverse Effect”	-
means an event affecting the Buyer and/or PPHL on a consolidated basis, which would, alone or in the aggregate, have a material adverse effect on (i) the financial conditions, operating results, assets liabilities, operations, condition (financial or otherwise) or business prospects of PPHL and/or the Buyer; or (ii) the ability of PPHL and/or Buyer to consummate the Transaction and/or fulfill or perform any of its obligations under this Agreement (including payment in full of the Consideration) and/or under any of the Ancillary Agreements and/or to undertake the Elbit Guarantees.

“Measurement Period”	-	means the period commencing on the Closing Date and ending on the Settlement Date.

“Notary”	-	Mr. Steven van der Waal, civil law notary (notaris) officiating in The Hague, the Netherlands, or one of his substitutes.

“Party” or “Parties”	-	means Seller, Buyer and/or PPHL, as applicable.

“Park Plaza Holding Subsidiary”	-	has the meaning set forth in the Preamble.

“Person”	-
means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“PPHL”	-	has the meaning set forth in the Preamble.

“PPHL Market Price”	-	means the middle-market quotation of an ordinary share of PPHL traded on AIM or other stock exchange, as derived from the Daily Official List of the London Stock Exchange, for each dealing day.

“PPHL Shares”	-	means one million ordinary shares of nil par value each of PPHL.

“Purchased Companies”	-	has the meaning set forth in the Preamble, namely, Grandis, Victoria and Riverbank.
“Purchased Shares”	-	means all of the shares held by Seller in the Purchased Companies as further described on Exhibit A hereto, including any rights or options to acquire such shares, if any.

“Registrar”	-	means the Trade Register of the Chamber of Commerce in Amsterdam, the Netherlands.

“Remaining Cash Payment”	-	means GBP 3,500,000, payable and subject to the adjustments set forth in Section 4.

“Riverbank”	-	has the meaning set forth in the preamble.

“Riverbank Hotel”	-	has the meaning set forth in the preamble.

“Seller”	-	has the meaning set forth in the Preamble.

“Seller’s Shareholder Loans” or “SSL”	-
means those certain shareholder loans (including current accounts) granted from time to time by the Seller (including any Affiliate thereof) to the Purchased Companies, including all Seller’s rights and obligations under such loans.

“Settlement Date”	-	means the fifth anniversary of the Closing Date.

“Sherlock Hotel”	-	has the meaning set forth in the preamble.

“Subsidiaries”	-
means such companies which are wholly owned by the Purchased Companies, namely Sherlock Holmes Park Plaza Ltd, Victoria Park Plaza Operator Ltd, Riverbank Hotel Operator Ltd and Victoria Pub Holding B.V.

“Swap Guarantee”	-
means that certain sponsor guarantee dated 25 November, 2010, provided by Elbit Imaging and PPHL in favor of Aareal Bank in connection with the Aareal Bank Facility Agreement and guaranteeing the payment of the Aareal Swap Loan.

“Taxes”	-
means all taxes of any kind (including, without limitation, excise, stamp, value added, income, gross receipts, sales, use, transfer and property taxes), withholdings, assessments, levies, imposts, duties,  governmental fees (including, without limitation, license, filing and registration fees), or other charges, of any nature whatsoever under any present or future laws, rules or regulation, together with any related penalties, fines, additions to tax or interest thereon imposed, withheld, levied or assessed by any country, taxing authority or governmental subdivision thereof or therein or by any international authority, including any taxes imposed on any natural or judicial person(s) as result of such person(s) being required to collect and pay over withholding taxes, whatsoever now or hereafter imposed.

“Transaction”	-	means the transactions contemplated hereby as detailed in Section 3 hereof.

“Victoria”	-	has the meaning set forth in the preamble.

“Victoria Hotel”	-	has the meaning set forth in the preamble.

2.2.	All capitalized terms used but not defined hereinabove, shall have the meaning ascribed in the Preamble or as set forth below.

2.3.	Exhibits and Schedules to Agreement Exhibit A – Shareholdings of Purchased Companies

Exhibit B	Aareal Bank Release and Consent

Exhibits C-1 and C-2                                             –           Loan Agreements

Schedule 3.1A –	Encumbrances with respect to the Purchased Shares

Schedule 3.1B –	Assignment and Assumption Agreement

Schedule 3.3 –	Aareal Bank Adjustment Notices

Schedule 3.4	–	Southern Indemnification Release Letter

Schedule 3.4	–	Goldman Indemnification Release Letter

Schedule 3.6A	–	PPHL Guaranty

Schedule 3.6B	–	Installment Loan Agreement Guaranty

Schedule 3.6C	–	Balloon Loan Agreement Guaranty

Schedule 6.4 -	PPHL Financials

Schedule 9.6.1.3(a)-(f) –	Purchased Companies’ Board and Shareholders Resolutions

Schedule 9.6.2.4 -	Buyer’s Board and Shareholders Resolutions

Schedule 9.6.2.5 -	PPHL Board Resolutions

Schedule 9.6.3.1 -	Seller’s Board and Shareholder Resolutions

Schedule 9.6.1.4 -	Dutch Power of Attorney

3.	The Transaction

Subject to the terms and conditions of this Agreement, the Parties undertake that they shall consummate the transactions as follows:

3.1.
Sale and Transfer of Purchased Shares and Assignment and Transfer of Seller’s Shareholder Loans.  Subject to the terms and conditions hereof, Seller, as of the Closing, shall (i) sell and transfer to Buyer, and Buyer shall purchase and accept from the Seller, the Purchased Shares, free and clear of all Encumbrances except as set forth on Schedule 3.1A, and (ii) assign with full title guarantee to the Buyer, and the Buyer shall accept and assume upon itself, the Seller’s Shareholder Loans and all Seller’s rights and obligations thereunder, free and clear of all Encumbrances, pursuant to an assignment and assumption agreement in the form set forth on Schedule 3.1B (the “Assignment and Assumption Agreement”); in consideration for the payment by Buyer and PPHL (as set forth herein) of the Consideration in accordance with the terms hereof.

3.2.
Payment of Consideration by Buyer and PPHL.  Subject to the terms and conditions hereof, Buyer and PPHL, severally and not jointly, hereby agree to pay to Seller the Consideration as follows: (i) as of the Closing Date, Buyer shall enter into the Loan Agreements in the forms attached hereto as Exhibit C-1 and C-2 and pay the first installment under the Installment Loan Agreement; (ii) as of the Closing Date, PPHL shall issue to Seller the PPHL Shares free and clear of all Encumbrances; and (iii) Buyer shall pay the Remaining Cash Payment in accordance with the provisions of Section 4.2.

It is hereby emphasized that nothing contained herein shall prejudice Seller’s rights under the PPHL Guaranties.

3.3.
Transfer of Elbit Imaging’s Obligations under Elbit Guarantees to PPHL.  Subject to the terms and conditions hereof, as of the Closing, PPHL shall undertake all of Elbit Imaging’s obligations under the Elbit Guarantees, and Elbit Imaging and PPHL shall execute and deliver the Relevant Sponsor Guarantee Amount Adjustment Notice and the Relevant Corporate Guarantee Amount Adjustment Notice to Aareal Bank with respect thereto in the forms attached hereto as Schedule 3.3 (the “Aareal Bank Adjustment Notices”). PPHL shall take all actions necessary in order to ensure Elbit Imaging’s full release and discharge under the Elbit Guarantees, and shall pay instead of Elbit Imaging, indemnify and hold Elbit Imaging harmless from and against, any demand from or payment to Aareal Bank under or in connection with the Elbit Guarantees following the Closing Date.

3.4.
Elbit’s Indemnification. Subject to the terms and conditions hereof, no later than January 7, 2011, PPHL shall cause all the Beneficiary Indemnitees to cancel, terminate and nullify Elbit’s Indemnification in connection with the Southern Indemnification and shall deliver to Seller the release letter set forth on Schedule 3.4A (“Southern Indemnification Release Letter”) hereof. Regardless of whether or not a Closing actually occurs, PPHL and Buyer hereby provide, as of the date hereof, to Seller and Elscint Ltd. the release, cancellation, and nullification letter set forth on Schedule 3.4B, additionally executed by Park Plaza Hotel Europe Ltd., canceling, terminating and nullifying the indemnification obligations of Seller and Elscint Limited in connection with the Goldman Indemnification due to the payment in full and cancellation of the Goldman Facility Agreement as of November 24, 2010 (the “Goldman Indemnification Release Letter”).

3.5.
Termination of Shareholders Agreements. Subject to the terms and conditions hereof, as of the Closing, all the provisions included in shareholders agreements, joint-ventures agreements or other similar agreements between PPHL, Buyer and/or any of their respective Affiliates on the one part and Seller and/or any of its Affiliates on the other part, related to the Purchased Companies (the “Shareholders Agreements”), shall be automatically terminated and be of no further effect, except for such provisions that are intended to survive termination (such as confidentiality). Seller confirms that effective as of the Closing (and subject to its occurrence) it does not have any claims or demands under the Shareholders Agreements.

3.6.
PPHL Guaranties.  Subject to the terms and conditions hereof, as of the Closing, in consideration of, and as an inducement to, the execution of this Agreement, PPHL shall deliver Seller a duly executed copy of the PPHL Guaranty, attached hereto as Schedule 3.6A (the "PPHL Guaranty"), the Installment Loan Agreement Guaranty (the "Installment Loan Agreement Guaranty") attached hereto as Schedule 3.6B and the Balloon Loan Agreement Guaranty attached hereto as Schedule 3.6C (the "Balloon Loan Agreement Guaranty"; and collectively the "PPHL Guaranties");

3.7.
Resignation of Directors. Subject to the terms and conditions hereof, no later than January 7, 2011, Seller shall cause B.E.A. Hotels Management B.V., as managing director of each of the Purchased Companies, to deliver letters of resignation pertaining to the resignation of B.E.A. Hotels Management B.V. as managing director of the Purchased Companies with immediate effect. Seller hereby represents and warrants that B.E.A. Hotels Management B.V. has no claims or demands in connection with the termination of its services as managing director of each of the Purchased Companies.

4.	Deferred Consideration

4.1.	Subject to Section 4.4 below, the Remaining Cash Payment shall be adjusted as follows:

4.1.1.
In the event that on the Settlement Date the PPHL Market Price as calculated in accordance with Section 4.4 (the “Settlement Date Market Price Per Share”) shall be £5.00 or higher (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL), then the Remaining Cash Payment shall be reduced to zero.

4.1.2.
Subject to Section 4.1.3, in the event that the Settlement Date Market Price Per Share shall be lower than £5.00 per share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL), the Remaining Cash Payment shall be reduced by:

4.1.2.1.
The difference between the Settlement Date Market Price per share and £1.50 per share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL), multiplied by one million; and

4.1.2.2.
The difference between £5.00 per share and the Settlement Date Market Price per share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL), multiplied by the Determining Factor.

4.1.3.
In the event that the Call Option is exercised and consummated, the Remaining Cash Payment shall be reduced to zero, save that subject to Section 4.1.1 in the event that during the Measurement Period the PPHL Market Price shall not be £5.00 per share or more (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL), the Remaining Cash Payment will be the amount calculated as the number of shares sold by Seller prior to the exercise of the Call Option multiplied by the lower of: (i) the difference between £5.00 per share and the Settlement Date Market Price per share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL) and (ii) £3.50. The PPHL Market Price for the purposes of this Section 4.1.3 shall be deemed to be 5.00 GBP or more if the PPHL Market Price during 90 consecutive dealing days in the Measurement Period following the lapse of the Lock-Up Period is 5.00 GBP or more.

In the event that PPHL (or its assignee) does not exercise the Call Option, then the preceding provisions of this Sections 4.1 shall apply.

4.2.	Payment Terms. The Remaining Cash Payment following the adjustment in accordance with Section 4.1 above, shall be paid as follows:

4.2.1.	An amount of up to £1,750,000 shall be paid in cash no later than five Business Days following the Settlement Date;

4.2.2.	Any remainder above £1,750,000 shall be paid in cash in two equal consecutive installments at the sixth anniversary and seventh anniversary of the Closing Date.

4.3.	The Remaining Cash Payment shall not constitute a consideration paid by PPHL for the allotment of the PPHL Shares.

4.4.
Calculation of Settlement Date Market Price Per Share.  The Settlement Date Market Price Per Share shall be calculated based on the average PPHL Market Price for the 60 trading days immediately prior to the Settlement Date.

4.5.
Delisting of the PPHL Shares.  In the event that the PPHL shares are no longer listed on AIM or any other stock exchange due to a tender offer in which the Seller sold the PPHL shares held by it, then the “Settlement Date Market Price Per Share” for the purposes of this Section 4 shall be deemed to be the price per share actually paid under the tender offer and the “Measurement Period” for the purpose of this Section 4 be deemed to be the period commencing on the Closing Date and ending on the day on which the PPHL shares are no longer listed on AIM or any other stock exchange, and the other provisions of this Section 4 shall apply.

In the event that the PPHL shares are no longer listed on AIM or any other stock exchange due to any reason other than a tender offer in which the Seller sold the PPHL shares held by it, than the Remaining Cash Payment shall be set as a fixed amount of £3.50 multiplied by the number of the PPHL Shares held by Seller at the time of delisting, which will be due and payable at the Settlement Date.

4.6.
Call Option. PPHL (or its assignee) shall have the right to purchase all, but not less than all, of the PPHL Shares then held by Seller at a price of GBP 5.00 per share (as adjusted for subdivision, combination, capital reorganization, recapitalization, reclassification or similar change in the share capital of PPHL) (the “Call Option”). The Call Option may be exercised by PPHL (or its assignee) at any time by delivery of a written notice to the Seller (the “Exercise Notice”). The closing of the sale of the PPHL Shares shall take place on the tenth Business Day following receipt of the Exercise Notice and in such closing the Seller shall deliver the PPHL Shares free and clear of any Encumbrances against payment of the purchase price thereof.

5.	Additional Provisions Relating to the PPHL Shares

5.1.
Lock-Up.  Seller shall not sell, transfer, assign, lend, contract to sell; sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right (other than a pledge, lien or a similar type of right), or warrant to purchase or otherwise dispose of the PPHL Shares, other than an assignment to an Affiliate of Seller or in connection with the exercise of the Call Option, until the first anniversary of the Closing Date.

5.2.
Right of First Refusal.  In the event that a third party (“Offeror”), other than an Affiliate of Seller, offers to purchase or acquire the PPHL Shares or any portion thereof (the “Offered Shares”), PPHL (or its assignee, each of PPHL and the assignee, shall be referred to in this Section as the “PPHL Purchaser”) shall have a right of first refusal to purchase the Offered Shares, but not less than all of them, at the same price and terms as offered by the Offeror (“Right of First Refusal”). Seller shall provide PPHL with a written notice (“Transfer Notice”) of the Offeror’s intent to purchase the Offered Shares, which notice shall include the number of PPHL Shares to be purchased and the price per share to be paid by the Offeror and any other terms deemed relevant by Seller. PPHL Purchaser shall have 10 days from the date PPHL receives the Transfer Notice to notify Seller in writing of its intention to purchase all of the Offered Shares on the same terms and conditions as those offered by the Offeror and the identity of the PPHL Purchaser. To the extent that the PPHL Purchaser notifies Seller of its intention to so purchase the Offered Shares in accordance with the foregoing within such 10 day period, the PPHL Purchaser shall purchase all of the Offered Shares on the same terms and conditions as those of the Offeror no later than 5 days from the date the PPHL Purchaser provides Seller with its written notice of its intent to purchase the Offered Shares. In the event that the PPHL Purchaser does not notify Seller within such 10 day period that it intends to purchase the Offered Shares in accordance with the foregoing, or PPHL notifies Seller in writing that it will not purchase the Offered Shares within such 10 day period, then Seller shall be entitled to consummate the sale and transfer of the Offered Shares with the Offeror, provided that if Seller does not consummate the sale of the Offered Shares within 60 days of providing the Transfer Notice it will offer to PPHL again the Right of First Refusal. The Right of First Refusal hereunder shall not derogate from the right to exercise the Call Option in accordance with the provisions of Section 4.6.

5.3.
Notwithstanding anything to the contrary herein, Seller shall have a right, in its sole and absolute discretion, to transfer the PPHL Shares to any of its Affiliates, including Elbit Imaging, in accordance with the procedures set forth in the Articles of Association of PPHL, and the foregoing Right of First Refusal of PPHL shall not apply in such case, provided that the transferee shall assume in writing the obligation of Seller hereunder.

6.	Representations and Warranties of PPHL and the Buyer

As a material inducement to Seller to enter into this Agreement and consummate the Transaction, PPHL and Buyer, severally and not jointly, hereby represent and warrant to Seller, and acknowledge that Seller is entering into this Agreement in reliance thereon, as follows:

(In this Section 6, each of Buyer and PPHL shall be referred to also as the “Company”; and each such reference, representation or warranty shall be read and construed as applying at its fullest extent both to Buyer and PPHL). Nothing contained herein shall prejudice Seller’s rights under PPHL Guaranties).

6.1.	Organization

6.1.1.
PPHL is duly incorporated, validly existing and in good standing under the laws of Guernsey, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted.

6.1.2.
Buyer is duly incorporated, validly existing and is in good standing under the laws of the Netherlands, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted.

6.1.3.	PPHL has not taken any action or failed to take any action, which action or failure would preclude or prevent it from satisfying its obligations under this Agreement and/or the Loan Agreements.

6.2.	Buyer Subsidiary of PPHL

Buyer is a controlled subsidiary of PPHL and is owned indirectly by PPHL.

6.3.	PPHL Shares

6.3.1.
Each of the PPHL Shares will be, as of the Closing Date, validly issued to Seller, fully paid and nonassessable, and PPHL shall convey to the Buyer good and marketable title to such PPHL Shares, free and clear of all and any Encumbrances and other third party rights whatsoever, other than the Lock Up in Section 5.1, and such PPHL Shares will be issued by PPHL in compliance with all applicable laws and stock exchange regulations.

6.3.2.
All the PPHL Shares will be, as of the Closing Date, admitted for trading and freely tradable on AIM, without any lock-up or selling restrictions imposed pursuant to any agreement or law (other than standard regulatory lock-up or other restrictions, which are normally imposed on such registrations by any AIM traded companies under the applicable law and the restrictions set forth in Section 5.1 hereof).

6.4.	Financial Statements

PPHL has furnished to Seller its (i) audited, consolidated annual financial statements as of and for the year ended December 31, 2009; and (ii) its semi-annual, unaudited consolidated financial statements as of and for the period ending June 30, 2010 ((i) and (ii) are collectively referred to as the “Financial Statements” and are attached hereto as Schedule 6.4).

The Financial Statements (including the related notes, where applicable) so provided are true and accurate in all material respects, and fairly and accurately present the results of the financial position of  PPHL and its consolidated group of companies for the respective fiscal periods.

6.5.	Authorization; Approvals

Each of PPHL and Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform all of its obligations hereunder and thereunder and to consummate the Transaction contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by PPHL and Buyer have been duly and validly authorized by all necessary corporate action. Each of this Agreement and the Ancillary Agreements constitutes a legal, valid and binding obligation of PPHL and Buyer enforceable in accordance with their terms, subject to the bankruptcy, and other rights of creditors generally, and subject to the fulfillment and satisfaction of the Closing Conditions specified therein. Subject to Section 9.7 (Procedural Acts and Filings), no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other Persons is required that has not been, or will not have been, obtained by PPHL and/or Buyer, as applicable, as of the Closing in order to effect the valid execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction by PPHL and the Buyer as contemplated hereby.

6.6.	Compliance with other Instruments; No Breach

Neither PPHL nor Buyer is in violation of its articles of association or any of its constitutional documents, the effect of which would create an obstacle to or prevent the closing of the Transaction as contemplated hereby. Subject to the fulfillment of the Closing Conditions, neither the entry into the Loan Agreements nor the issuance of the PPHL Shares to Seller, nor the undertaking by PPHL of the Elbit Guarantees, nor the execution, delivery and of this Agreement and/or the Ancillary Agreements, nor the consummation of the Transaction contemplated hereby or thereby, will: (i) conflict with or constitute a breach or violation of the terms, conditions or provisions of, or constitute a default under the Articles of Association or other formation documents of PPHL or Buyer; or (ii) constitute a breach of the terms, conditions or provisions of or default under or violation in any material respect of any law, statute, stock exchange regulations, rule, any other regulation, judgment, order or decree applicable to PPHL or Buyer; or (iii) constitute a breach by PPHL or Buyer of any contract, agreement or undertaking to which PPHL and/or Buyer is a party or by which any of such Party's property is bound, which breach would have a Material Adverse Effect on PPHL or Buyer.

6.7.	Brokers

No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of PPHL and/or Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by PPHL and/or the Buyer in connection with the Transaction as contemplated under this Agreement. PPHL and Buyer, severally and not jointly, will indemnify and hold Seller and any of its Affiliates harmless from and against any claim or liability resulting from any party claiming any such commission or fee contrary to the foregoing statement.

6.8.	Effectiveness; Survival

Each representation and warranty herein is deemed to be made on the date of this Agreement by PPHL and Buyer and shall survive for a period of 24 months thereafter.

7.	Representations and Warranties of Seller

As a material inducement to PPHL and Buyer entering into this Agreement, Seller hereby represents and warrants to PPHL and Buyer, and acknowledges that PPHL and Buyer are entering into this Agreement in reliance thereon, as follows:

7.1.	Organization

Seller is duly incorporated, validly existing and in good standing under the laws of the Netherlands. Seller has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the other agreements contemplated hereby or thereby and to consummate the Transactions as contemplated hereby and thereby.

7.2.	Approvals; Authorization

Seller has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform all of its obligations hereunder and thereunder and to consummate the Transaction contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by PPHL and Buyer have been duly and validly authorized by all necessary corporate action.  Each of this Agreement and the Ancillary Agreements constitutes a legal, valid and binding obligation of Seller enforceable in accordance with their terms, subject to the bankruptcy, and other rights of creditors generally, and subject to the fulfillment and satisfaction of the Closing Conditions specified therein. Subject to Section 9.7 below, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other Persons is required that has not been, or will not have been, obtained by Seller as of the Closing in order to effect the valid execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction by Seller as contemplated hereby.

7.3.	Compliance with other Instruments; No Breach

Seller is not in violation of its Articles of Association or any of its constituent documents, the effect of which would create an obstacle to or prevent the closing of the Transaction as contemplated hereby. Subject to the fulfillment of the Closing Conditions, the execution, delivery and of this Agreement and/or the Ancillary Agreements, and the consummation of the Transaction contemplated hereby or thereby, will not: (i) conflict with or constitute a breach or violation of the terms, conditions or provisions of, or constitute a default under the Articles of Association or other formation documents of Seller; or (ii) constitute a breach of the terms, conditions or provisions of or default under or violation in any material respect of any law, statute, stock exchange regulations, rule, any other regulation, judgment, order or decree applicable to Seller; or (iii) constitute a breach by Seller of any contract, agreement or undertaking to which Seller is a party or by which Seller's property is bound, which breach would obstruct or prevent the consummation of the Transaction contemplated hereby.

7.4.	Brokers

No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of Seller is or will be entitled to any broker's or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by Seller in connection with any of the transactions contemplated under this Agreement. Seller will indemnify and hold PPHL and Buyer harmless from and against any claim or liability resulting from any Party claiming any such commission or fee based upon an act or omission of Seller contrary to the foregoing statement.

7.5.	Purchased Shares and Seller’s Shareholder Loans

Seller is the legal and beneficial owner of the Purchased Shares and the Seller’s Shareholder Loans, and upon sale and transfer of the Purchased Shares and the Seller’s Shareholder Loans as provided herein, Seller will convey to the Buyer good and marketable title to the Purchased Shares and the Seller’s Shareholder Loans, free and clear of any and all Encumbrances and/or any other third party rights whatsoever (including to Bank Hapoalim) save as otherwise set forth on Schedule 3.1A hereof. To Seller's best knowledge, each of the Purchased Shares has been validly issued, is fully paid, free of any Encumbrances save as otherwise set forth on Schedule 3.1A, and other third party rights and have been issued in compliance with all applicable laws.

7.6.	PPHL Shares

7.6.1.
In agreeing to accept the PPHL Shares Seller has relied only on publicly available information relating to PPHL and has not relied on any warranty or representation made by PPHL, or any of its directors, employees, agents or advisers, all the above, save for any expressly given in this Agreement.

7.6.2.
Seller has consented to receiving information which would make it an “insider” for the purposes of Part V of the Criminal Justice Act 1993 (the “CJA”) and it is aware of, and has complied with, the obligations it has under the CJA and section 118 of FSMA, to the extent applicable to it in relation to PPHL and the PPHL Shares.

7.6.3.	Seller agrees to comply with any applicable rules and regulations of London Stock Exchange plc, AIM, the AIM rules for companies and FSMA.

7.7.	Effectiveness; Survival

Each representation and warranty herein is deemed to be made on the date of this Agreement by Seller and shall survive for a period of 24 months thereafter.

8.	Disclaimer

8.1.
Each of PPHL and Buyer further represents to Seller that it acknowledges and confirms, and hereby waives any rights or claim it has or shall have in this respect, that other than the express representations set forth above the Purchased Shares are sold and the Seller’s Shareholders Loans assigned and transferred “As Is”, with no other representations and/or warranties whatsoever from the Seller, whether express or implied, including without limitation with respect to the Purchased Shares, Purchased Companies, Hotels, the Seller’s Shareholders Loans, the business activity and financial status of the Purchased Companies and/or any indebtedness thereof. In this regard, each of PPHL and Buyer hereby affirms to Seller that it is entering into this Agreement solely in reliance on the information and data known to it based on its long term acquaintance of and involvement with the Purchased Companies’ business, activities, prospects, valuation, condition and standing (both legal and financial), inter alia, as the operator of the Hotels.

8.2.
In this regard, it is further clarified and declared by PPHL and Buyer that PPHL, through its Affiliates and the Park Plaza Holding Subsidiaries:- (i) is a substantial shareholder of the Purchased Companies together with Seller; (ii) has appointed key officers at the Purchased Companies; (iii) has full transparency and access to all the information and documents that related to the Purchased Companies; (iv) its representatives has joint signatory rights at the Purchased Companies; (v) has designated representatives who are acting as Directors in the Board of Directors of the Purchased Companies; and (vi) is deeply involved in the day-to-day operation of the Purchased Companies and Hotels, is fully acquainted and well informed and updated with all the relevant data and information in all aspects relating to the Purchased Companies and Hotels, and save as set forth in Section 7, has no need for any further disclosure, representations and warranties.

9.	Closing and Consummation

9.1.	Closing

Subject to the satisfaction or waiver of the Closing Conditions set forth in Sections 9.2, 9.3 and 9.4, the Closing of the Transaction shall take place on a date which is two Business Days after the date of the satisfaction or waiver of the Closing Conditions or such other date agreed by the Parties (the “Closing Date”), which, subject to Section 12.1, is targeted to occur by no later than December 31, 2010, at such time and place as shall be mutually agreed. Each Party shall use its best efforts to cause the satisfaction of the Closing Conditions applicable to such Party by the Closing Date.

9.2.	Both Parties’ Conditions for Closing

The closing and consummation of the Transaction and the obligations of the Parties to consummate the Transaction, are subject to the fulfillment of the following conditions precedent, any one or more of which may be waived in whole or in part by all Parties, on or before the respective Closing Date:

9.2.1.1.
Representations and Warranties. The representations and warranties made by each of the Parties in this Agreement and in each Ancillary Agreement to which it is a party shall have been true and correct when made, and shall be true and correct as of the Closing Date as if made on such date.

9.2.1.2.
Performance of Covenants. All covenants, agreements, conditions contained in this Agreement and in the Ancillary Agreements, to be performed or complied with by each of the Parties prior to or at the Closing shall have been performed or complied with by such Party;

9.2.1.3.
Legal Action. There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the Transaction, and no Party hereto shall be prohibited by any law, regulation, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the Transaction.

9.2.1.4.
Consents, Approvals etc. All approvals for the consummation of the Transaction shall have been obtained as of Closing including, without limitation, all consents and approvals required by agreement, operation of law and stock exchange regulations in any relevant jurisdiction or otherwise for the execution and delivery of all the Closing transactions stipulated in Section 9.6 hereof and the Post-Closing Events stipulated in Section 10 below (unless explicitly specified otherwise in the said Section 10).

9.2.1.5.	Admission for Trading of the PPHL Shares. The PPHL Shares have been admitted to trading on the AIM.

9.2.1.6.
Filings.  Subject to Sections 9.7 (Procedural Acts and Filings) and 10 (Post-Closing Events) hereof, all filings to be made with the Registrar and any other authority, including any stock exchange, with respect to the Transaction shall have been duly and validly made, including the due and valid recording of the sale and transfer of the Purchased Shares and the issuance of the PPHL Shares to Seller.

9.2.1.7.
Aareal Bank Release and Consent.  Delivery all the documents that Aareal Bank requires in order for Aareal Bank to obtain a legal opinion from its own legal counsel, as set forth in Section 9.6.2.3 below.

9.3.	Seller’s Conditions for Closing

The closing and consummation of the Transaction and the obligations of Seller to consummate the Closing, are subject to the fulfillment of the following conditions precedent to Seller’s sole satisfaction, any one or more of which may be waived in whole or in part by Seller, which waiver shall be at the sole discretion of Seller, on or before the respective Closing Date:

9.3.1.1.	Delivery of Documents. All of the documents to be delivered to Seller pursuant to Sections 9.6.1 and 9.6.2 shall have been delivered in a form and substance reasonably satisfactory to Seller.

9.4.	PPHL and Buyer Closing Conditions

The closing and consummation of the Transaction at the Closing, and the obligations of PPHL and Buyer to consummate the Closing are subject to the fulfillment of the following conditions precedent, any one or more of which may be waived in whole or in part by PPHL and Buyer, which waiver shall be at the sole discretion of the PPHL and Buyer, at or before the Closing Date:

9.4.1.1.
Delivery of Documents. All of the documents to be delivered by Seller pursuant to Sections 9.6.1 and 9.6.3 hereof shall have been delivered in a form and substance reasonably satisfactory to PPHL and Buyer.

The Conditions set forth in Sections 9.2, 9.3 and 9.4, collectively, the “Closing Conditions”.

9.5.	Cooperation

Each of the Parties shall use its best efforts to cooperate with the other Party to perform any actions necessary to fulfill the Closing Conditions which it is required to fulfill as such conditions are aforementioned, including the as soon as possible after the execution of this Agreement, the submission, response and filing of any regulatory forms, applications and information required of the applicable regulatory authorities for the consummation of the Transaction contemplated hereby.

9.6.	Acts and Deeds at Closing

At the Closing, the acts and deeds set forth below shall take place, which acts and deeds shall be deemed to take place simultaneously and no act or deed by any Party shall be deemed to have been completed or any document delivered until all such acts and deeds have been completed and all required documents delivered:

9.6.1.	At the Closing, the Parties shall:

9.6.1.1.	Loan Agreements. Duly execute the Loan Agreements in the forms set forth on Exhibits C-1 and C-2;

9.6.1.2.	Assignment and Assumption Agreement. Duly execute the Assignment and Assumption Agreement in the form set forth on Schedule 3.1B;

9.6.1.3.
Purchased Companies Board and Shareholder Resolutions.  Duly and validly execute board and shareholder resolutions of each of the Purchased Companies in the forms attached hereto as Schedules 9.6.1.3(a) – (f) authorizing, inter alia, the assignment and transfer of the Seller’s Shareholder Loans, the resignation of the directors appointed by Seller to the boards of directors of each of the Purchased Companies, and the sale and transfer of the Purchased Shares to Buyer; and

9.6.1.4.
Power of Attorney.  Duly execute a power of attorney to execute the notarial deed of transfer regarding the transfer and sale of the Purchased Shares to Buyer in the form attached hereto as Schedule 9.6.1.4.

9.6.2.	At the Closing PPHL and/or the Buyer shall:

9.6.2.1.
Issuance of PPHL Shares. PPHL shall issue and allot the PPHL Shares and, subject to Section 9.7 (Procedural Acts and Filings) hereof, cause Capita to register the PPHL Shares in uncertificated form at the Crest system (i.e., in an electronic registration through Capita as the registration agent) to the Crest account designated by Seller in writing prior to the Closing and shall provide Seller with a confirmation evidencing the issuance of the PPHL Shares to Seller and the registration thereof with Crest in accordance with the provisions of this Agreement;

9.6.2.2.
Release of Elbit Guarantees.  The Aareal Bank Release and Consent and the Aareal Bank Adjustment Notices shall be duly executed and issued by PPHL and Elbit Imaging, and the Aareal Bank Adjustment Notices shall be dispatched to Aareal Bank;

9.6.2.3.
PPHL Legal Opinion.  PPHL shall have provided to Aareal Bank and its legal counsel, the legal opinion required from PPHL’s legal counsel as described in Section 3 of the Schedule (Conditions to Effective Date) of the Aareal Bank Release and Consent and shall also deliver all other documents that Aareal Bank requires in order for Aareal Bank to obtain a legal opinion from its own legal counsel as described under Section 2 of the Schedule (Condition to Effective Date) of the Aareal Bank Release and Consent including in particular the items listed in Section 4 of the Schedule (Condition to Effective Date) of the Aareal Bank Release and Consent;

9.6.2.4.
Buyer Board and Shareholder Resolutions. Buyer shall deliver to Seller true and correct copies of the duly and validly executed resolutions of the Buyer’s board of directors and the Buyer’s shareholder(s) in the form attached hereto as Schedule 9.6.2.4(a) and Schedule 9.6.2.4(b), each authorizing, inter alia, the consummation of the Transaction by Buyer and the Buyer’s execution, delivery and performance of this Agreement, including the Ancillary Agreements;

9.6.2.5.
PPHL Board Resolutions.  PPHL shall deliver to Seller a true and correct copy of the duly and validly executed resolutions of PPHL’s board of directors in the form attached hereto as Schedule 9.6.2.5 authorizing, inter alia, the consummation of the Transaction by PPHL, the execution and delivery of, and the performance by PPHL of this Agreement, including the Ancillary Agreements, and the allotment of the PPHL Shares thereunder;

9.6.2.6.
Shareholder’s Waiver. PPHL shall cause the Park Plaza Holding Subsidiary which is the direct shareholder of each of the Purchased Companies, to execute and deliver to Seller, in respect of Riverbank and Victoria: a shareholders’ resolution  pertaining to compliance with the statutory share transfer restrictions of the relevant Purchased Company in respect of the transfer of shares in that Purchased Company and, in respect of Grandis: a waiver letter of the co-shareholders, waiving their rights under the statutory share transfer restriction;

9.6.2.7.	Reserved.

9.6.2.8.	PPHL Guaranties. PPHL shall deliver to Seller the duly executed PPHL Guaranties;

9.6.2.9.	Additional Documents. Deliver to Seller all other documents reasonably requested by Seller in order to consummate the Transaction as contemplated hereby.

9.6.3.	At the Closing Seller shall:

9.6.3.1.
Seller’s Board and Shareholder Resolutions.  Deliver PPHL and Buyer true and correct copies of the resolutions of Seller’s board of directors and shareholders in the forms attached hereto as Schedule 9.6.3.1, authorizing inter alia, the consummation of the Transaction by Seller, the execution delivery and performance by Seller of this Agreement, including the Ancillary Agreements, and the transfer and sale of the Purchased Shares and the assignment and transfer of the Seller’s Shareholder Loans to Buyer;

9.6.3.2.	Reserved

9.6.3.3.	Additional Documents. All other documents reasonably requested by Buyer and/or PPHL in order to consummate the Transaction as contemplated hereby.

9.7.	Procedural Acts and Filings

The Parties acknowledge and agree that time is of the essence and that certain procedures relating to the Closing transaction and the treatment by certain third parties and regulatory bodies with the fillings delivered at the Closing Date, may occur only thereafter. In light of the above, and notwithstanding anything contain herein, the Closing shall be deemed as consummated even if certain events/transactions shall occur after the Closing Date, as follows:

9.7.1.	Elbit's Indemnification Release. PPHL shall deliver Seller the duly executed Southern Indemnification Release Letter;

9.7.2.
Board of Directors Resignation Letters. Deliver to Buyer:- (1) letters of resignation from B.E.A. Hotels Management B.V., as managing director of each of the Purchased Companies, pertaining to the resignation of B.E.A. Hotels Management B.V. as managing director with immediate effect, of the Purchased Companies to the extent so required by law; and (2) all documents reasonably necessary, as advised by Seller's Dutch counsel, to effectuate the resignation of such directors.

9.8.
The Parties shall take such additional steps and perform such additional acts as are required or mandated by operation of applicable law so as to ensure that each of the Closing transactions are properly performed and that the Transaction is properly and finally consummated in accordance with the intention of the Parties. In particular, and without prejudicing the above, PPHL and Buyer shall comply with the requests of, and shall assure the receipt of approvals from, the regulatory authorities and Aareal Bank, as shall be required to fulfill and complete the above transactions as set forth above.

10.	Post-Closing Events

10.1.	Delivery of Final Financial Statements.

No later than 15 days from the Closing Date, PPHL and Buyer shall deliver to Seller drafts of the financial statements of the Purchased Companies, and by no later than 60 days from the Closing Date, PPHL and Buyer shall deliver to Seller the audited financial statements of the Purchased Companies.

10.2.	Filings and Corporate Actions

10.2.1.
PPHL shall, immediately after the Closing, make all filings and reports, and make all the registrations, relating to the sale and issuance of the PPHL Shares at the name of Seller as the lawful and beneficial owner thereof, and the registration of the PPHL Shares for trading at the AIM, as required under all applicable laws and stock exchange regulations;

10.2.2.
Seller and each of the Purchased Companies shall, immediately after the Closing, make all filings and reports, and make all the registrations, relating to the sale and transfer of the Purchased Shares at the name of Buyer as the lawful and beneficial owner thereof, as required under all applicable laws.

11.	Taxation

All Taxes, impositions and other duties whatsoever that shall be due as a result of and/or in connection with this Agreement and/or the transaction contemplated herein (if any), shall be borne and paid by the Party obliged to pay same in accordance with the applicable law, unless specified otherwise.

12.	Term & Termination

12.1.
This Agreement shall become effective upon the execution thereof by all Parties hereto.  In the event that the Closing has not occurred by December 31, 2010, then, subject to any agreed written extensions by the Parties, either Party shall be entitled, but not obliged, to terminate this Agreement by written notice to the other Parties, effective immediately, with no further obligations to the other Parties, provided, however, that the foregoing termination rights shall not be applicable with respect to any Party which has failed to perform its obligations and as a direct result thereof, the Closing Conditions have not been obtained.

12.2.	Termination Events

Notwithstanding the foregoing, in addition and without prejudice to any other right and/or remedy under this Agreement and/or the applicable law, prior to the Closing the Parties shall be entitled (but not obligated) to terminate this Agreement at any time, upon the occurrence of any of the following events (or any combination thereof):

12.2.1.
Any Party has committed a Material Breach under this Agreement or under the Ancillary Agreements and has failed to rectify such breach within 10 days of its receipt of a written demand to do so, then and in such event the aggrieved Party shall be entitled to terminate this Agreement unilaterally by serving written notice to that effect on the defaulting Party. For the purposes of this Section 12.2.1, a breach of this Agreement shall be deemed to be material if it goes to the root of this Agreement and/or may reasonably be deemed to substantially frustrate the purpose and intent of the Parties hereto (a “Material Breach”).

12.2.2.	There shall be a final non-appealable order of a court of competent jurisdiction preventing the consummation of the Transaction;

12.2.3.
There shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any governmental body that would make the Closing of the Transaction illegal; and/or

12.2.4.
Any Party becomes insolvent or admits in writing its inability to pay its debts as they mature, or applies for, consents to or acquiesces in the appointment of a trustee or receiver or liquidator (or any analogue officer) for such entity or any property thereof; or, in the absence of such application, consent or acquiescence, a trustee or receiver or liquidator (or any analogue officer) is appointed for such entity or for a substantial part of the property thereof and is not discharged within 90 (ninety) days; or, any bankruptcy, insolvency or other proceeding under any bankruptcy or insolvency law is instituted by or brought against such entity, and if instituted against such entity is consented to or acquiesced in by the Company or remains for 90 (ninety) days undismissed; or such entity shall commence winding-up by reason of insolvency or shall make assignment for the benefit of creditors.

12.2.5.
Any judgment, writ, warrant or attachment or execution or similar process shall be issued or levied against all or any substantial part of the property of any Party or the Purchased Companies and shall not be released, vacated or fully bonded within 90 (ninety) days after its issue or levy.

12.3.
Effect of Termination. (1) termination by either Party of this Agreement in terms of Section 12.2.2, 12.2.3, 12.2.4 and 12.2.5 above shall be without sanction or penalty or other adverse consequence; (2) in the event of termination pursuant to a Material Breach of this Agreement pursuant to Section 12.2.1 above, the aggrieved Party shall be entitled to all remedies available under applicable law. Without prejudicing any other right under this Agreement and/or the Loan Agreements, this Agreement may not be terminated following the Closing and no default or breach under the Loan Agreements will constitute a breach under this Agreement.

13.	Miscellaneous

13.1.	Further Assurances

Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

13.2.	Governing Law; Jurisdiction

13.2.1.
Subject to the provisions of Sections 13.2.2 and 13.2.3 below, this Agreement shall be governed by and construed according to the English law, without regard to the conflict of law provisions thereof or the choice of law principles of any jurisdiction, and without the need of any Party to establish the reasonableness of the relationship between the English law and the subject matter of this Agreement. Subject to the provisions of Section 13.2.2 and 13.2.3.  any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts located in London, England, and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such courts and waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

13.2.2.
Notwithstanding the provisions of Section 13.2.1 above, it is hereby specifically agreed and understood that upon satisfaction of all the following preconditions, the dispute shall be resolved by the competent court either in the Netherlands, and in accordance with the respective applicable local law, namely: (1) the remedy sought requires an action or implementation that can only be taken by a Dutch regulatory body (such as, but not limited to, the Trade Registrar) in accordance with Dutch  law; and (2) such regulatory body is implementing the local law only, regardless the Parties’ consent re the applying of any other law; and (3) the local legal system is capable of handling the legal construct of the subject matter of the dispute.

13.2.3.
Notwithstanding anything to the contrary, in the event of a breach of any provision of this Agreement and/or the Ancillary Agreements that is likely to result in irreparable injury and continuing damage to the aggrieved Party for which there will be no adequate remedy at law, the aggrieved Party shall be entitled to injunctive relief, and to such other and further relief as may be proper in any competent court in the Netherlands or England.

13.3.	Successors and Assigns; Assignment

Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from Seller to any of its Affiliates but subject to such assignee or transferee confirming in writing that it is bound by the terms of this Agreement.

13.4.	Entire Agreement; Amendment and Waiver

13.4.1.
This Agreement, the Ancillary Agreements and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the Parties to this Agreement.

13.4.2.	The Schedules and Exhibits to this Agreement are an integral part hereof and shall be in full force and effect as provisions of this Agreement.

13.5.	Notices

All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing in the English or Hebrew languages and shall be mailed by registered mail, by fax or otherwise delivered by hand or by messenger, and shall be addressed to the respective Party as follows (or at such other address as the Party shall notify each other Party in writing as herein provided):

To PPHL and Buyer:
Park Plaza Hotels Ltd.
1st and 2nd Floors, Elizabeth House
Les Ruettes Brayes
St. Peter Port
Guernsey GY1 1EW
Channel Islands
The Netherlands
With a copy to:
Mr Boris Ivesha, President & CEO
12 David Mews
London
W1U 6EG, UK

And

Mr Chen Moravsky, CFO
Vinoly Tower, 5th floor
Claude Debussylaan 14
1082 MD Amsterdam
The Netherlands

To Seller:               B.E.A. Hotels, N.V.
Keizersgracht 241, EA1016 Amsterdam
the Netherlands
With a copy to:
Elbit Imaging Ltd.
2 Weitzman Street,
Tel Aviv 64239, Israel
Attention: Mr. Zvi Maayan, Adv.
Tel No.: 03-6086019
Fax No.: 03-6086050
Email: zvim@elbitimaging.com
And to the attention of:
Mr. Doron Moshe, CFO
Email: doronm@elbitimaging.com

Any notice sent in accordance with this Section shall be effective - (a) if mailed, fourteen (14) Business Days after mailing; (b) if by fax, together with a confirmation of such transmission, ; and (c) if sent by messenger, upon delivery.

Notwithstanding anything to the contrary above, any notice of change of address shall only be valid upon receipt.

13.6.	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any rights, powers or remedies accruing in connection with any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

13.7.	Severability

If any provision of this Agreement shall be found or be held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party hereto. In such event, the Parties shall use their best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement which most nearly effectuates the parties’ intent in entering into this Agreement.

13.8.	Confidentiality

13.8.1.
The terms and conditions of this Agreement and the transactions described herein, including the existence hereof and thereof, shall be confidential information and shall not be disclosed to any third party except as required by applicable law and stock exchange regulation and other than to such Party's advisors or employees on a need to know basis and provided such Persons are already bound or agree to be bound by similar confidentiality provisions.

This confidentiality obligation shall not apply to information which the Parties lawfully received from third parties or which is in the public domain. Each of the Parties hereby acknowledge that PPHL and Elbit Imaging are publicly traded companies and are therefore subject to reporting liabilities under securities laws and regulations. In the event of a disclosure required by law other than securities laws and regulations, the disclosing party shall use all reasonable efforts to obtain confidential treatment of materials so disclosed and to timely coordinate all such reports and filings (both scope and substance) with the other Party to this Agreement.

13.9.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth:

B.E.A. Hotels N.V.

By:     Dudi Machluf
Title:  Authorized Signatory
Signature:   /s/ Dudi Machluf
and
By:    Doron Moshe
Title: Authorized Signatory
Signature:   /s/ Doron Moshe

Park Plaza Hotels Limited

By:    Nigel Jones
Title: Director
Signature: /s/ Nigel Jones
and
By:    Kevin McAuliffe
Title: Director
Signature:  /s/ Kevin McAuliffe

Park Plaza Hotels Europe Holdings B.V.

By:    C.C. Moravsky
Title: Managing Director
Signature:  /s/ C.C. Moravsky
and
By: _______________________
Title: ______________________
Signature: __________________

PPHL GUARANTY

      In consideration of, and as an inducement to, the execution of the above Share Purchase Agreement, we the undersigned, Park Plaza Hotels Limited (“PPHL” or “Guarantor”), hereby irrevocably guarantees to B.E.A. Hotels N.V., its successors and assigns (“Seller”), the fulfillment of Park Plaza Hotels Holdings Europe B.V.’s (“Buyer”) representations, warranties, obligations and undertakings under the above Share Purchase Agreement dated December 29, 2010, entered into by all such parties in connection with the sale and transfer of all of Seller’s shareholdings to Buyer in Grandis, Riverbank, and Victoria and the transfer and assignment of the Seller’s Shareholder Loans (as each of such terms are defined in such share purchase agreement) (which share purchase agreement shall include all Ancillary Agreements relating hereto, including, without limitation, the Loan Agreements and the Assignment and Assumption Agreement, as defined in such agreement, as may be amended by the Parties from time to time; collectively, the “Agreement”).

Guarantor consents and agrees that: (1) this Guarantee is a direct and immediate liability of Guarantor; (2) this liability will not be contingent or conditioned upon Seller’s pursuit of any remedies against Buyer or any other party; (3) unless expressly specified otherwise in writing, this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence which Seller may from time to time grant to Buyer or to any other party, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which will in any way modify or amend this Guaranty, which will be continuing and irrevocable for so long as any performance is or might be owed under the Agreement by Buyer, and for so long as Seller have any cause of action against Buyer; (4) this Guaranty will continue in full force and effect for (and as to) any extension or modification of the Agreement and despite any transfer of any interest in the Agreement or Buyer in accordance with the Agreement; and (5) Guarantor waives notice of any and all renewals, extensions, modifications, amendments, or transfers.

Guarantor waives: (i) all rights to payments and claims for reimbursement or subrogation which it may have against Seller arising as a result (and only as a result) of its execution of and performance under this Guaranty; and (ii) notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to Buyer or any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which Guarantor may be entitled.

Accordingly, Seller shall be entitled to take all steps to realize its rights under the Agreement, in whole or in part, from Guarantor independently from any other right or proceeding vis-à-vis Buyer, as if Guarantor was a party to such representations, warranties, obligations and undertakings instead of Buyer. Additionally, Seller shall have no requirement to seek or exhaust remedies from Buyer prior or as a precondition to seeking remedy and relief from Guarantor, and Guarantor hereby irrevocably waives any right or remedy available to guarantors under any law at any jurisdiction, requiring a creditor to initiate proceedings and/or exhaust remedies from a debtor prior or as a precondition to the pursue of remedies from a guarantor, if and to the extent such law applies to Guarantor’s undertakings hereunder.

Sections 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8 and 13.9 of the Agreement are hereby expressly incorporated into and made a part of this Guaranty; provided, however, that, as incorporated into this Guarantee, all references therein to Buyer shall be read as referring to Guarantor.  Guarantor hereby acknowledges and accepts that those provisions shall apply to it with respect to this Guaranty.

Park Plaza Hotels Limited
By:    Nigel Jones
Title: Director
Signature:   /s/ Nigel Jones
and
By:     Kevin McAuliffe
Title:  Director
Signature:  /s/ Kevin McAuliffe

Agreed:

B.E.A. Hotels N.V.

By:    Dudi Machluf
Title: Authorized Signatory
Signature:  /s/ Dudi Machluf
and
By:    Doron Moshe
Title: Authorized Signatory
Signature:  /s/ Doron Moshe

Park Plaza Hotels Europe Holdings B.V.

By:    C.C. Moravsky
Title: Managing Director
Signature: /s/ C.C. Moravsky
and
By: _______________________
Title:  _____________________
Signature: __________________

Exhibit A
Shareholdings of Purchased Companies

1.	Nine thousand (9,000) Ordinary Shares (nominal value per share EUR 1), numbered 8,101 to 17,100 (inclusive) of Victoria London Hotel Holding B.V.

2.	Eight thousand and hundred (8,100) Ordinary Shares (nominal value per share EUR 1), numbered 8,101 to 16,200 (inclusive) of Riverbank Hotel Holding B.V.

3.	Eighteen (18) A Shares (nominal value per share 1,000 NLG), numbered A19-A36 (inclusive) of Grandis Netherlands Holdings B.V.